As filed with the Securities and Exchange Commission on June 14, 2013

Registration No. 333-188862

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-11

REGISTRATION STATEMENT

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

PHYSICIANS REALTY TRUST

(Exact name of registrant as specified in its governing instruments)

250 East Wisconsin Avenue

Suite 1900

Milwaukee, Wisconsin 53202

(414) 978-6494

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John T. Thomas

Physicians Realty Trust

250 East Wisconsin Avenue

Suite 1900

Milwaukee, Wisconsin 53202

(414) 978-6494

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Wright Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219 (804) 788-8200 (804) 343-4833 (fax)	Wayne D. Boberg Winston & Strawn LLP 35 W. Wacker Drive Chicago, Illinois 60601 (312) 558-5600 (312) 558-5700 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC Registration Fee	$15,686
NYSE Listing Fee		*
FINRA Filing Fee	$17,750
Printing and Engraving Expenses		*
Legal Fees and Expenses (other than Blue Sky)		*
Accounting Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Other Expenses		*

Total		*

*	To be furnished by amendment.

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

On April 15, 2013 we issued 1,000 common shares to John W. Sweet, our Executive Vice President and Chief Investment Officer, as nominee for B.C. Ziegler and Company in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act. Mr. Sweet has subsequently transferred the shares to B.C. Ziegler and Company. We expect to redeem these shares for $1,000 upon completion of the offering.

In connection with the formation transactions, an aggregate of                      OP units with an aggregate value of $         million, based on the midpoint of the price range set forth on the front cover of the prospectus that forms a part of this registration statement, will be issued to the Ziegler Funds in exchange for the interests in the entities that own the properties comprising our initial portfolio and other assets in the formation transactions. The Ziegler Funds are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such shares and units will be effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D of the Securities Act.

Item 34. Indemnification of Trustees and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our declaration of trust contains a provision which eliminates our trustees’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland real estate investment trust (unless its declaration of trust provides otherwise, which our declaration of trust does not) to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland real estate investment trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the trustee or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland real estate investment trust may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland real estate investment trust to advance reasonable expenses to a trustee or officer upon the corporation’s receipt of (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the trust if it is ultimately determined that the standard of conduct was not met.

Our declaration of trust authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former trustee or officer or any individual who, while a trustee or officer of our company and at our request, serves or has served as a trustee, director, officer, partner, member, manager, employee, or agent of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company. Furthermore, our officers and trustees are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

We intend to enter into indemnification agreements with each of our executive officers and trustees whereby we agree to indemnify such executive officers and trustees to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or trustee to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or trustee.

Insofar as the foregoing provisions permit indemnification of trustees, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, our trustees and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Physicians Realty L.P., the partnership of which we serve as sole general partner.

Item 35. Treatment of Proceeds from Shares Being Registered.

None.

Item 36. Financial Statements and Exhibits.

(A) Financial Statements. See Index to Consolidated Financial Statements and the related notes thereto.

(B) Exhibits. The attached Exhibit Index is incorporated herein by reference.

Item 37. Undertakings.

(a) The undersigned registrant hereby further undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, Wisconsin, on this 14th day of June, 2013.

PHYSICIANS REALTY TRUST

By:	/s/ John T. Thomas

Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John T. Thomas	Chief Executive Officer and President and Trustee	June 14, 2013
(Principal Executive Officer)

/s/ John W. Lucey	Senior Vice President—Principal Accounting and	June 14, 2013
Reporting Officer (Principal Financial and Accounting Officer)

/s/ John W. Sweet Jr.	Trustee	June 14, 2013

EXHIBIT INDEX

Exhibit

1.1*	Form of Underwriting Agreement

3.1**	Form of Articles of Amendment and Restatement of Physicians Realty Trust

3.2**	Form of Amended and Restated Bylaws of Physicians Realty Trust

4.1**	Form of Certificate of Common Shares of Physicians Realty Trust

5.1*	Opinion of Venable LLP

8.1*	Opinion of Baker & McKenzie LLP with respect to tax matters

10.1**	Form of Amended and Restated Agreement of Limited Partnership of Physicians Realty L.P.

10.2*	Physicians Realty Trust 2013 Equity Incentive Plan

10.3*	Form of Restricted Shares Award Agreement (Time Vesting)

10.4**	Form of Indemnification Agreement between Physicians Realty Trust and its trustees and officers

10.5*	Contribution Agreement by and among Physicians Realty L.P., Physicians Realty Trust and Ziegler Healthcare Real Estate Fund I, dated as of June , 2013

10.6*	Contribution Agreement by and among Physicians Realty L.P., Physicians Realty Trust and Ziegler Healthcare Real Estate Fund II, dated as of June , 2013

10.7*	Contribution Agreement by and among Physicians Realty L.P., Physicians Realty Trust and Ziegler Healthcare Real Estate Fund III, dated as of June , 2013

10.8*	Contribution Agreement by and among Physicians Realty L.P., Physicians Realty Trust and Ziegler Healthcare Real Estate Fund IV, LP, dated as of June , 2013

10.9*	Form of Shared Services Agreement by and among Physicians Realty Trust, Physicians Realty L.P. and B.C. Ziegler and Company, dated as of June , 2013

10.10*	Purchase and Sale Agreement for the Arrowhead Commons property by and among Physicians Realty, L.P. and , and dated as of , 2013

10.11*	Employment Agreement by and between Physicians Realty Trust and John T. Thomas dated , 2013

10.12*	Employment Agreement by and between Physicians Realty Trust and Mark D. Theine dated as of , 2013

10.13*	Employment Agreement by and between Physicians Realty Trust and John W. Sweet dated as of , 2013

10.14*	Employment Agreement by and between Physicians Realty Trust and John W. Lucey dated , 2013

21.1**	List of Subsidiaries of the Registrant

23.1*	Consent of Venable LLP (included in Exhibit 5.1)

23.2*	Consent of Baker & McKenzie LLP (included in Exhibit 8.1)

23.3***	Consent of Plante & Moran, PLLC

24.1***	Power of Attorney

99.1***	Consent of Tommy G. Thompson

99.2***	Consent of Stanton D. Anderson

99.3***	Consent of Mark A Baumgartner

99.4***	Consent of Albert C. Black

99.5***	Consent of William A. Ebinger, M.D.

99.6***	Consent of Richard A. Weiss

*	To be filed by amendment.
**	Filed herewith.
***	Previously filed.